Exhibit 99.1

CITY NETWORK, INC. ANNOUNCES REVISED FINANCIAL RESULTS FOR THE FISCAL QUARTERS ENDED MARCH 31, 2005 AND JUNE 30, 2005

     TAIPEI, Taiwan, September 30, 2005 /PRNewswire-FirstCall/ -- City Network, Inc. (Amex: CSN), a company that designs, manufactures, and markets a comprehensive line of broadband and wireless Internet access solutions and consumer electronic products, announced that it will be revising its financial statements for the fiscal quarters ended March 31, 2005 and June 30, 2005 and amending and restating its quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for each of such quarters. On September 28, 2005, the company filed a Current Report on Form 8-K with the Securities and Exchange Commission reporting that it had received a letter from its independent auditors advising it that disclosure should be made to prevent reliance on previously issued financial statements on Forms 10-QSB for such periods.

     The revisions to the financial statements for the fiscal quarters ended March 31, 2005 and June 30, 2005 are non-cash related and, in both cases, include additional disclosure to be contained in the footnotes.

     The company has also determined that the balance sheet in the Form 10-QSB for the fiscal quarter ended June 30, 2005 must be amended and restated with the following effect: (i) the accounts payable and accrued expenses will decrease from approximately $3.17 million to $1.28 million, (ii) the current portion of long term debt will increase from approximately $2.77 million to $3.26 million and (iii) the long term debt, net of the current portion will increase from zero to approximately $800,000.

ABOUT CITY NETWORK INC.

     For more information about City Network, Inc., please visit http://www.citynetwork.com.tw.

     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in City Network's filings with the Securities and Exchange Commission. Nothing in this press release shall be construed as an offer to buy or sell any securities herein.